Exhibit 10.23

FIRST AMENDMENT TO FREMONT FACILITY LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of January 17, 2019, by and between Prologis Limited Partnership I, a Delaware limited partnership (“Landlord”) and Amendia, Inc., a Georgia corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated April 1, 2016, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 6,605 square feet located at 47354 Fremont Blvd, Fremont, CA 94538 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

The Lease Term is extended for thirty-six (36) months, such that the Expiration Date is amended to be March 31, 2022 (the “First Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during the First Extension Term except that the Monthly Base Rent shall be as follows:

Period	Monthly Base Rent
04/01/19 - 03/31/20	$11,558.75
04/01/20 - 03/31/21	$11,905.51
04/01/21 - 03/31/22	$12,262.68

2.

Landlord, at its sole cost and expense, shall repair/replace the panic bar on the front door so that it is functional. Tenant shall be responsible for modifying any alarm systems tied to the door, if applicable. Tenant shall provide free and clear access to the work areas between the hours of 7:00am PST and 5:00pm PST Monday through Friday. The work shall be scheduled and performed at the request of Tenant; however, in no event shall Landlord be obligated to perform such work after December 31, 2019.

3.

Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition and shall pay Operating Expenses and other reimbursable costs as provided in the Lease during the First Extension Term.

4.

Notwithstanding anything provided in the Lease to the contrary, all payments required to be made by Tenant to Landlord (or to such other party as Landlord may from time to time specify in writing) may only be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Eastern Time at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing.

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5.	The notice addresses for Landlord and Tenant during the Lease Term, as extended, shall be as follows:

Landlord:	Prologis
3353 Gateway Blvd
Fremont, California 94538
Attention: Property Management

With a copy to:

Prologis
1800 Wazee Street, Suite 500
Denver, Colorado 80202
Attention: General Counsel

Tenant:	Amendia, Inc. d/b/a Spinal Elements
47354 Fremont Blvd
Fremont, CA 94538

With a copy to:

Amendia, Inc. d/b/a Spinal Elements
3115 Melrose Drive, Suite 200
Carlsbad, CA 92010

6.

Within fifteen (15) days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings. Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Premises, the Landlord may not prohibit the Tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. Landlord and Tenant hereby agree that a Tenant-requested CASp inspection shall be at Tenant’s sole cost and expense and that the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be governed by Paragraph 3 of the Lease.

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7.

Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

8.	All Tenant options to extend the Lease Term, or expand or contract the Premises, if any, which exist under the Lease are hereby null and void.

9.

Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

10.

Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

11.

Any obligation or liability whatsoever of Prologis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

TENANT:		LANDLORD:

Amendia, Inc. d/b/a Spinal Elements a Georgia corporation		Prologis Limited Partnership I a Delaware limited partnership

By: Prologis, a Maryland real estate investment trust, its general partner

By:	/s/ Jason Blain	By:	/s/ Matt Ebner
Name:	Jason Blain	Name:	Matt Ebner
Title:	President and CEO	Title:	VP, Leasing Officer

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